Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
June 20, 2003	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Washington, D.C.

Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, California 92618

Re:	Registration of 1,199,000 shares of common stock, par value $.001 per share, of Spectrum Pharmaceuticals, Inc., pursuant to a Registration
Statement on Form S-8

Ladies and Gentlemen:

          In connection with the registration by Spectrum Pharmaceuticals, Inc. (the “Company”), of 1,199,000 additional shares of the Company’s common stock, par value $.001 per share (the “Shares”), to be issued pursuant to the Spectrum Pharmaceuticals, Inc. Amended and Restated 1997 Stock Incentive Plan (the “Plan”), under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on June 24, 2003, you have requested our opinion with respect to the matters set forth below.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law.

          As such special counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rending the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.

          We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Spectrum Pharmaceuticals, Inc.
June 20, 2003

          Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized, and, upon the issuance and delivery of and payment for the Shares in accordance with the terms of the Plan, the Shares, when issued, will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP